Mail Stop 3561


								February 7, 2006


Mr. James D. Constantine
Chief Financial Officer
Factory Card & Party Outlet Corp.
2727 Diehl Road
Naperville IL 60563-2371

		RE:	Factory Card & Party Outlet Corp.
			Form 10-K for Fiscal Year Ended January 29, 2005
			Filed April 26, 2005
Forms 10-Q for Fiscal Quarters Ended April 30 and July 30, 2005
			File No. 0-21859

Dear Mr. Constantine:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



								Sincerely,


								George F. Ohsiek, Jr.
								Branch Chief

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February 28, 2006
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